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                                                                       EXHIBIT 5

                          THE PROCTER & GAMBLE COMPANY

                                                                  Legal Division
                                                                    P.O. Box 599
                                                          Cincinnati, Ohio 45201
                                                                    July 9, 1997
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Gentlemen/Mesdames:

  This opinion is rendered for use in connection with the Registration Statement on Form S-3, filed by The Procter & Gamble Company (the "Company") with the Securities and Exchange Commission on July 9, 1997 (the "Registration Statement"), under which $1,375,000,000 aggregate principal amount of debt securities (the "Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness of the Company and warrants to purchase Debt Securities or to buy and sell government securities, foreign currencies, currency units or units of a currency index or currency basket, units of a stock index or stock basket or a commodity or a commodity index (the "Warrants") to be offered as set forth in the Registration Statement are being registered for sale to the public.

  As counsel for the Company, I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion, including the Amended Articles of Incorporation, Regulations and By Laws of the Company and the records of the proceedings of the shareholders and directors of the Company.

  Upon the basis of the foregoing, I am of the opinion that:

    (a) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of Ohio;

    (b) When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, the terms of the Debt Securities and Warrants and of their issue and sale have been duly established, with respect to the Debt Securities, in conformity with the Indenture dated as of September 28, 1992 between the Company and The First National Bank of Chicago, as Trustee, and, with respect to the Warrants, in conformity with the Warrant Agreement (for Debt Securities) or the Warrant Agreement, as the case may be, and the Debt Securities and Warrants shall have been duly executed by the Company and, with respect to the Debt Securities, authenticated and delivered by the Trustee in accordance with said Indenture and the Debt Securities and Warrants issued and sold as contemplated in the Registration Statement, then the Debt Securities and Warrants will be legally issued and will constitute valid and binding obligations of the Company in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and shall be entitled to the benefits of said Indenture and Warrant Agreements, as the case may be, respectively.

  I hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement and to the reference to my name in the Registration Statement.

                                          Very truly yours,

                                          /s/ Terry L. Overbey

                                          Terry L. Overbey Secretary and
                                          Associate General Counsel